Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated April 14, 2011, with respect to the consolidated financial statements included in the Annual Report of Argan, Inc. on Form 10-K for the year ended January 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Argan, Inc. on Forms S-3 (No. 333-152366 effective July 16, 2008, No. 333-109528 effective October 7, 2003, No. 333-122991 effective February 25, 2005, No. 333-135192 effective June 21, 2006, No. 333-140755 effective February 16, 2007, No. 333-140782 effective February 20, 2007) and on Forms S-8 (No. 333-152367 effective July 16, 2008, No. 333-107627 effective August 4, 2003, No. 333-143788 effective June 15, 2007).
/s/ GRANT THORNTON LLP
Baltimore, Maryland
April 14, 2011